Exhibit (h)(v)

AMENDMENT

To Transfer Agency and Service Agreement

Between

Western Asset Funds, Inc.

And

State Street Bank and Trust Company

This amendment is made as of this 30th day of June 2006 between Western Asset Funds, Inc. and State Street Bank and Trust Company. In accordance with Articles 8 (Additional Funds) and 10 (Amendment) of the Transfer Agency and Service Agreement between Western Asset Funds, Inc. and State Street Bank and Trust Company dated as of December 10, 1990 as amended, (the “Agreement”) the parties desire to amend the Agreement as set forth herein.

NOW THEREFORE, the parties agree as follows:

1. Paragraph 3, is hereby amended an restated in its entirety as follows:

“WHEREAS, the Fund intends to offer shares in thirteen (13) series, such series shall be named in the attached Schedule A which may be amended by the parties from time to time (each such series, together with all other series subsequently established by the Fund and made subject to this Agreement in accordance with Article 8, being herein referred to as a “Portfolio”, and collectively as the “Portfolios”);”.

2. Article 8.01. Article 8.01 is hereby amended and restated in its entirely as follows:

“8.01 In the event that the Fund establishes one or more series of Shares, in addition to those listed on the attached Schedule A, with respect to which it desires to have the Bank render services as transfer agent under the terms hereof, it shall so notify the Bank in writing, and if the Bank agrees in writing to provide such services, such series of Shares shall become a Portfolio hereunder.

3. Schedule A. The Schedule A attached hereto and dated June 30, 2006 is hereby incorporated into the Agreement.

4. All defined terms and definitions in the Agreement shall be the same in this amendment (the “2006 Amendment”) except as specifically revised by this 2006 Amendment.

IN WITNESS WHEREOF, the parties hereto have caused this 2006 Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

WESTERN ASSET FUNDS, INC.		STATE STREET BANK AND TRUST COMPANY

By:		By:
Name:	Susanne D. Wilson		Joseph L. Hooley
Title:	Vice President		Executive Vice President

SCHEDULE A

Dated: June 30, 2006

Western Asset U.S. Government Money Market Portfolio

Western Asset Money Market Portfolio

Western Asset Intermediate Bond Portfolio

Western Asset Intermediate Plus Bond Portfolio

Western Asset Core Bond Portfolio

Western Asset Core Plus Bond Portfolio

Western Asset Inflation Indexed Plus Bond Portfolio

Western Asset High Yield Portfolio

Western Asset Non-U.S. Opportunity Bond Portfolio

Western Asset Global Strategic Income Portfolio

Western Asset Enhanced Equity Portfolio

Western Asset Limited Duration Bond Portfolio

Western Asset Absolute Return Portfolio

WESTERN ASSET FUNDS, INC.		STATE STREET BANK AND TRUST COMPANY

By:		By:
Name:	Susanne D. Wilson		Joseph L. Hooley
Title:	Vice President		Executive Vice President